DATED NOVEMBER 29, 2005

                        (1)   NEWGEN TECHNOLOGIES INC

                        (2)   NEWGEN FUEL TECHNOLOGIES LTD

                              TECHNOLOGY LICENCE &
                              DEVELOPMENT AGREEMENT

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                                    CONTENTS

CLAUSE                                 HEADING                              PAGE
------                                 -------                              ----

   1           DEFINITIONS                                                     3
   2           LICENCE                                                         4
   3           PAYMENT                                                         5
   4           COMMUNICATION OF IMPROVEMENTS                                   6
   5           PROMOTION OF SALES                                              6
   6           NON-DISCLOSURE OF INFORMATION                                   6
   7           IMPROVEMENTS TO LICENCED TECHNOLOGY                             7
   8           REGISTRATION MAINTENANCE AND ENFORCEMENT OF RIGHTS              7
   9           THIRD PARTY RESTRICTION                                         7
  10           DURATION OF AGREEMENT                                           7
  11           TERMINATION                                                     8
  12           ASSIGMNENT AND SUB-LICENCING                                    9
  13           NO WARRANTY AS TO PATENT OR GOODS                               9
  14           NOTICES                                                        10
  15           SEVERABILITY                                                   11
  16           RESERVED RIGHTS                                                11
  17           INDEMNITY BY LICENSOR                                          11
  18           INDEMNITY BY LICENSEE                                          12
  19           GOVERNING LAW AND JURISDICTION                                 12

               SCHEDULE 1 - LICENSOR'S TRADEMARK
               SCHEDULE 2 - ANNUAL PERFORMANCE TARGETS

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THIS AGREEMENT is made the 29th day of November, 2005 BETWEEN:

      1) NEWGEN TECHNOLOGIES INC having its registered office at 6000 Fairview Road, suite 1201, (Charlotte, NC, USA 28210 ('the Licensor') and

      2) NEWGEN FUEL TECHNOLOGIES LTD having its registered office at KSB Law, Elan House 5-11 Fetter (LaneLondon EC4A 1QD ) ('the Licensee')

IT IS AGREED as follows:

1 DEFINITIONS

In this Agreement the following expressions shall have the following meanings:

'Business'                          exploiting technology in the field of
                                    petro-diesel, petrol, biodiesel, biodiesel mixtures and by-products, ethanol, ethanol mixtures and by-products, fuel additives;
                                    and, the manufacture, sale and distribution of products derived therefrom;

'Effective Date'                    the date of this Agreement;

'Goods Sold'                        the motor fuel additives manufactured by or
                                    for Licensee or its affiliates, using the Licensed Technology, sold either as stand-alone products, or as component products, in each case as sold by or for Licensee or its affiliates.

'Infringement Claim'                means a claim by any third party alleging
                                    misappropriation or infringement of such third party's trade secret, patent, copyright or trademark rights;

'Patents'                           means Great Britain Patent Applications
                                    (reference numbers GB0509818.1, GB0509653.2 and GB0509649.0) filed with the Patent
                                    Office on May 12, 2005.

"Improvements"                      additional proprietary intellectual
                                    property, including patents; all patents issued on Patents, and all extensions, continuations, divisions thereof and, all
                                    Improvements thereon, to the extent owned by the Licensor, trade secrets, business methods, processes, know-how and copyrights, based, solely or primarily, upon, the Patents and/or Processes or Goods Sold.

'New Technology'                    all technology, including all patents issued
                                    thereon; all extensions, continuations,
                                    divisions thereof; and, the related
                                    technical information, know-how,
                                    manufacturing techniques, engineering data, chemical formulae and specifications of materials produced, developed or acquired by one or both of the parties in connection with the Business, BUT EXCLUDING
                                    Improvements;


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'Processes'                         the processes and methods of working,
                                    current at the date of the License and
                                    relating to, or in respect of, or for the manufacture of, the Goods Sold;

"Licensed Technology"               collectively, the Patents, Licensor's New
                                    Technology, Improvements, Processes and
                                    Technical Knowledge.

'Product Liability Claim'           means a claim (whether in contract, tort, or
                                    otherwise) by any third party alleging that any Goods Sold have caused any destruction of, or injury (including death) to, property or persons, or are defective;

'Quarter Days'                      31 March, 30 June, 30 September, and 31
                                    December;

'Technical Knowledge'               knowledge about the Patents, Improvements,
                                    Licensor's New Technology and Processes and all technical information, know-how, manufacturing techniques, engineering data, chemical formulae, specifications of materials and other information in the possession of the Licensor relating to or in respect of or for use with the Patents, New
                                    Technology, Improvements and Processes and all or part of which may be necessary to enable the Licensee to work or practice the Processes for the manufacture of the Goods
                                    Sold to a standard and quality similar to the standard and quality of the equivalent goods manufactured by or for the Licensor

'Territories'                       means Europe (excluding Germany),
                                    Scandinavia and the Nordic Region, the
                                    Middle East, Pakistan and India, the ASEAN region (Indonesia, Malaysia, Philippines,
                                    Singapore, Thailand, Brunei Darussalam,
                                    Vietnam. Lao People's Democratic Republic,
                                    Burma/Myanmar and Cambodia), and Australia.

'Year' each period of 365 days calculated from the calendar quarter day following the date on which the Licensee shall have commenced the manufacture of the goods for commercial purposes

2 LICENCE

      2.1 The Licensor grants to the Licensee an exclusive license of the Licensor's right, title and interest in and to the Licensed Technology in the Territories in order to:(i) commercialize, manufacture, use, promote, market, sell and distribute any products or services in connection with the Licensed Technology, (ii) develop, commercialize, manufacture, use, promote, market, sell and distribute any products or services in connection with any New Technology (including Improvements), (iii) develop, commercialize, manufacture, use, promote, market, sell and distribute Improvements and (iv) otherwise conduct the Business, in each case, within the Territories (collectively, the "License").


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      2.2   As consideration for the License, the Licensee shall pay to the
            Licensor royalties pursuant to the terms of clause 3 of this Agreement.

3 PAYMENT

The Licensee shall pay to the Licensor as follows:

      3.1 On [March] 3rd 2006, and on each March 3rd thereafter the Licensee shall pay a sum of $US25,000.00 (the "Retainer") to the Licensor for as long as this Agreement remains in effect. The Retainer will be adjusted as and when the Licensee grants sub-licenses from the License, to take account of the increased market size (if any) expected to be derived from such sub-licensing. Market size will be determined based on total oil consumption in the market covered by the sub-license. The retainer will be determined as a ratio of this oil consumption v. US oil consumption, multiplied by the US retainer rate of $250,000.

      3.2 As long as this Agreement remains in effect, the Licensee shall pay to the Licensor, on the Quarter Days, a royalty in respect of the use of the Licensed Technology. Such royalty shall be calculated at the rate of 0.115% of the Total Gross Turnover (defined below) since the previous Quarter Day ("Royalties"). The Retainer will be deducted from the Royalties if and to the extent that the total, annual Royalties in any one year exceed the Retainer.

      3.3 The first payment of Royalties shall be due immediately after the Licensee has been paid for its first sale of Goods Sold in the Territories ("First Payment"). All subsequent Royalties shall be paid on the Quarter Days of each year the first such Quarter Day being that which falls first after the First Payment. .

      3.4 'Total Gross Turnover' means the aggregate price of the Goods Sold in the relevant period which the Licensee (or any person, firm or corporation controlling or controlled by the Licensee) actually receives from its customers including: the cost of manufacturing the Goods Sold in the Territories and a proportionate allocation of manufacturing overhead costs, all as determined in accordance with generally accepted accounting principals, consistently applied, in the United States ("GAAP") as stated in financial statements to be prepared by Licensee; transport charges and other delivery costs; and, taxes of the nature of sales, purchase, excise or other similar taxes charged upon or included in the selling price or invoice value to such customers; and before the deduction, by the Licensee, of any taxes on income, profit or otherwise; and before the deduction of any currency exchange or bank fees.

      3.5 To minimize the exchange rate risk to Licensor, Licensee shall accrue Royalties in US$ on a monthly basis at the exchange rate (US$ : invoice currency) current on the last business day in the City of London in each month. Payment on each Quarter Day shall be the aggregate of such accrued amounts.


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4 IMPROVEMENTS BY LICENSOR OR LICENSEE

      4.1 (a) Each of Licensor and Licensee (as the case may be) shall, during the continuance of this Agreement and at no additional charge to the other, communicate to the other any Improvements which the Licensor or Licensee (as the case may be) may acquire, invent, make or discover. Licensor shall permit the Licensee to use and apply the Licensor's Improvements within the Territories on an exclusive basis.

            (b) To the extent that Improvements belong to the Licensor, such use and application by Licensee shall be in accordance with the Licence. The Licensor shall also grant to the Licensee any patent or similar license which may be necessary to give effect to this clause.

            (c) To the extent that Improvements belong to the Licensee, the Licensor shall receive an exclusive, sub-licensable right and license to exploit, develop, commercialize, manufacture, use, promote, market, sell and distribute the Licensee's Improvements throughout the world, other than in the Territories, at no charge to the Licensor.

      4.2 All Improvements made solely or primarily by the Licensor shall be owned by the Licensor. All Improvements made solely or primarily by the Licensee shall be owned by the Licensee. All other Improvements shall be owned jointly by the Licensee and Licensor on terms to be agreed between themselves on a case-by-case basis and, failing such agreement, on a simple, royalty-free joint ownership basis.

      4.3 The Licensor shall use its reasonable efforts to comply with all applicable laws relating to Licensee's Improvements. The Licensee shall pay any prosecution fees and costs and all maintenance taxes, fees and costs imposed within the Territories relating to the Licensee's Improvements. The Licensor shall pay any prosecution fees and costs and all maintenance taxes, fees and costs imposed outside of the Territories relating to the Licensee's Improvements.

5 PROMOTION OF SALES

The Licensee shall use reasonable endeavours to promote and extend the use and the sale, in the Territories, of the Goods Sold.

6 NON-DISCLOSURE OF INFORMATION

The Licensee shall hold the Licensed Technology as absolutely secret and shall not during the continuance of this Agreement or at any time after its expiration or termination disclose or permit the same to be disclosed to any person, firm or company save that any part thereof which has entered the public domain other than by default of the Licensee shall be deemed not to come within the provisions of this clause.

7 NEW TECHNOLOGY

      7.1 New Technology developed or acquired by the Licensee or the Licensor (as the case may be) shall be promptly disclosed to the Licensor or the Licensee, as the case may be.

      7.2 The Licensee shall make available to the Licensor (and vice versa) any New Technology. All New Technology acquired solely or primarily by the Licensor shall be owned by the Licensor. All New Technology acquired solely or primarily by the Licensee shall be owned by the Licensee. All other New Technology shall be owned jointly by the Licensee and Licensor on terms to be agreed between themselves on a case-by-case basis and, failing such agreement, on a simple, royalty-free joint ownership basis.


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      7.3   For New Technology acquired and/or owned by the Licensee, the
            Licensor shall receive an exclusive, sub-licensable right and license to exploit, develop, commercialize, manufacture, use, promote, market, sell and distribute the Licensee's New Technology throughout the world other than in the Territories on the basis of a fair market royalty value, which value shall be determined in good faith by the parties. If the parties cannot agree, after 30 business days of good faith negotiations, as to the fair market value of any royalty payable under any New Technology license, then they shall each prepare and submit their own calculation of such fair market value in writing to an independent financial advisory firm with expertise in intellectual property valuations (or, if the parties cannot agree on a single such firm, each party shall select one such firm and those two firms shall select a third firm, with all three firms (acting by a majority) to resolve the matter). Such firm (or firms) shall select one of such two calculations to be the fair market value, which determination shall be binding on both parties. The non-prevailing party shall bear all costs and expenses of retaining such firm (or firms).

      7.4 The Licensor shall use its reasonable efforts to comply with all applicable laws relating to Licensee's New Technology. The Licensee shall pay any prosecution fees and costs and all maintenance taxes, fees and costs imposed within the Territories relating to the Licensee's New Technology. The Licensor shall pay any prosecution fees and costs and all maintenance taxes, fees and costs imposed outside of the Territories relating to the New Technology.

8 REGISTRATION MAINTENANCE AND ENFORCEMENT OF RIGHTS

      8.1 The Licensor shall comply with all applicable laws relating to the Licensed Technology and shall pay any prosecution fees and costs and all maintenance taxes, fees and costs relating to the Licensed Technology.

      8.2 The Licensor shall have the right to participate with the Licensee in any prosecution, protection or defence, relating to an infringement of the Licensed Technology.

      8.3 The Licensor shall, at its sole expense, use its reasonable efforts, diligently to prosecute, maintain and renew, in the Territories, all rights relating to the Licensed Technology and to protect all such rights from and against infringement by third parties.

      8.4 The Licensor shall use its best efforts to obtain and secure all filings, registrations and applications necessary for protecting, preserving and/or enforcing the Patents in the Territories (the "Patent Filings"). All Patent Filings shall be made by the Licensor in the Licensor's name, to be owned by the Licensor, and shall be made or filed at the expense of the Licensor. The Licensee shall take any action reasonably requested at the Licensor's cost and expense by the Licensor in connection with the Patent Filings

      8.5 All filings, registrations and applications necessary for protecting, preserving, and/or enforcing the Licensee's New Technology in the Territories shall be made by the Licensee in the Licensee's name, to be owned by the Licensee, and shall be made or filed at the expense of the Licensee.


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      8.6   The Licensee shall take any action reasonably requested by the
            Licensor, at the Licensor's cost and expense in connection with the Licensee's New Technology filings outside of the Territories.

9 THIRD PARTY RESTRICTION

The parties to this Agreement recognise that the other of them may have entered into or may enter into agreements with a third party whereby there is a restriction on disclosing information belonging to such third party, and in any such case the Licensor or the Licensee as the case may be will endeavour to obtain the consent of any such third party to disclose such information.

10 DURATION OF AGREEMENT

      10.1 This Agreement shall commence on the Effective Date and continue in effect until terminated as provided for in this Agreement.

      10.2 If, within the first two (2) years after the Effective Date, the Licensee fails to meet the Performance Based Criteria, as defined below, the License automatically shall become non-exclusive.

      10.3  "Performance Based Criteria" shall be limited to the following:

            (a) any material, uncured (after notice thereof from the Licensor and a reasonable opportunity to cure) persistent breach of the terms of this Agreement by the Licensee; and

            (d) the Licensee's failure to meet the annual performance targets, as set out in Schedule 2, (the "Annual Performance Targets"). The Annual Performance Targets shall be determined in good faith by the Licensor's Board of Directors and the Licensee's Board of Directors (jointly, the "Boards") at least 30 days prior to each successive anniversary of the Effective Date; provided, that if, after 30 business days of good faith negotiations, the Boards cannot agree upon the Annual Performance Target for any specific year, the Annual Performance Target for that year shall be equal to a value equivalent to a 5% improvement of the previous year's Annual Performance Targets.

11 TERMINATION

      11.1 The Licensor or Licensee (as the case may be) shall have the right to terminate this Agreement and all rights and licences granted or to be granted under it upon the happening of one or more of the following events:

            11.2.1 if the Licensee or Licensor shall become insolvent; or

            11.2.2 if the Licensee or Licensor shall go into liquidation whether compulsory or voluntary except for the purpose of amalgamation or reconstruction; or

            11.2.3 if the Licensor shall commit any material breach of this
                  Agreement and the covenants on the part of the Licensor contained in it and shall fail to remedy such breach (if capable of being remedied) within 28 days after written notice to the Licensor by the Licensee specifying the nature of the breach; or


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            11.2.4 if the Licensee or Licensor shall have a receiver appointed of any of its assets or undertaking or any distress, execution sequestration or other process shall be issued against any property of the Licensee or Licensor.

      11.3 Any such termination shall be without prejudice to the rights of the Licensor or Licensee (as the case may be) to recover any sums due to it under this Agreement and to the rights or remedies of either party in respect of any antecedent breach of this Agreement.

      11.4 If the Licensee terminates this Agreement under clause 11.2.3 then, at its option, the Licensee shall be free to continue to exploit the Licensed Technology in the Territories on a Royalty-free basis.

12 ASSIGNMENT AND SUB- LICENCING

      12.1 Licensee may grant sub-licenses within the Territories, on condition that it ensures that any sub- Licensee shall be bound by the terms of this Agreement.

13 NO WARRANTY AS TO PATENT OR GOODS SOLD

      13.1 Nothing in this Agreement or the Licence is to be construed as a representation or warranty that any patent or similar industrial property right is valid or that manufacture, use, sale, lease or any other dealing or disposition of any of the Patents, Processes, Technical Knowledge or Goods Sold made in accordance with them in whole or in part is not an infringement of any industrial property right not owned or controlled by the Licensor.

      13.2 The Licensor does not warrant that the Patents, Processes or Technical Knowledge as used by the 1 Licensee will be sufficient for the manufacture of the Goods Sold by the Licensee so that the same are manufactured in a condition suitable for the open market.

14 NOTICES

14.1 Any notice or other communication to be given by one party to another under, or in connection with the matters contemplated by this Agreement shall be addressed to the recipient and sent to the address or facsimile number of such other party given in this Agreement for the purpose and marked for the attention of the person so given or such other address or facsimile number and/or marked for such other attention as such other party may from time to time specify by notice given in accordance with this clause to the party giving the relevant notice or communication to it. In the case of the Company, such details are:

            Address: Elan House, 5-11 Fetter Lane, London EC4A 1QD, England Facsimile Number: +44-(0)-207-822-7600
            For the attention of: Geoffrey Dawson

14.2 In the case of NewGen, such details are:

            Address: 6000 Fairview Rd, Charlotte, NC, 28210
            Facsimile Number: +1 704 552 3591
            For the attention of: Scott Deininger


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14.3  Any notice or other communication to be given by any party to any other party under, or in connection with the matters contemplated by this Agreement shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid post (airmail if overseas) or facsimile, and shall be deemed to have been received:

            (A)   in the case of delivery by hand, when delivered; or

            (B) in the case of airmail post, at the expiration of 48 hours following the posting; or

            (C) in the case of facsimile or electronic data transmission, at the time of sending (but the sender is under a duty to seek confirmation of receipt).

14.4 Any notice or other communication not received on a Business Day or received after 17:00 hours local time on any Business Day in the place of receipt shall be deemed to be received on the next following Business Day.

15. SEVERABILITY

The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement; provided, however, that if the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of this whole Agreement to any party, that party may cancel, and terminate the Agreement by giving written notice to the other party.

16 RESERVED RIGHTS

The Licensor retains its exclusive rights to use, and to license to others, the Patents, subject to the Licensee's rights within the Territories set forth in this Agreement. The Licensee shall at all times retain its exclusive right to use the New Technology within the Territories.

17. INDEMNITY BY LICENSOR

The Licensor hereby indemnifies and shall defend and hold harmless the Licensee and its shareholders, directors, officers, employees, agents and affiliates from and against any and all claims, losses and expenses based on, caused by or arising as a result of or in connection with any of the following:

      (a) Any breach or default under or with respect to any of Licensor's duties, obligations or representations pursuant to the terms of this Agreement;

      (b) Any negligence, recklessness, wilful or intentional misrepresentation, misconduct or fraud, or violation of law by Licensor or its shareholders, directors, officers, employees, agents or affiliates;

      (c) Any Product Liability Claim based on, caused by or arising as a result of or in connection with the Licensed Technology; and

      (d)   Any Infringement Claim with respect to the Licensed Technology

The Licensor's obligations shall only apply to claims based on the Licensee's use of the Licensed Technology as authorized by the Licensor. The Licensor's indemnification obligations shall not apply to the extent that any claims, losses or expenses are caused by the Licensee.


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18 INDEMNITY BY LICENSEE

The Licensee hereby indemnifies and shall defend and hold harmless the Licensor and its shareholders, directors, officers, employees, agents and affiliates from and against any and all claims, losses and expenses based on, caused by or arising as a result of or in connection with any of the following:

      (a) Any breach or default under or with respect to any of Licensee's duties, obligations or representations pursuant to the terms of this Agreement;

      (b) Any gross negligence, recklessness, wilful or intentional misrepresentation, misconduct or fraud, or violation of law by Licensee or its shareholders, directors, officers, employees, agents or affiliates;

The Licensee's indemnification obligations shall not apply to the extent that any claims, losses or expenses are caused by the Licensor.

19 GOVERNING LAW AND JURISDICTION

This Agreement shall be read and construed according to and shall be governed by the law of England and Wales. The Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

IN WITNESS

Executed as a deed by
NewGen Technologies Inc
acting by two Directors/a               /s/ Bruce Wunner
Director and the Secretary              Director
                                        Print name Bruce Wunner

                                        /s/ Michael D'Onofio
                                        Director/Secretary
                                        Print name Michael D'Onofio

Executed as a deed by
NewGen Fuel Technologies Ltd
acting by two Directors/a               /s/ Geoff Dawson
Director and the Secretary              Director
                                        Print name Geoff Dawson

                                        /s/ Alex Greystoke
                                        Director/Secretary
                                        Print name Alex Greystoke


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